Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 29, 2012 (May 14, 2012 as to Note 15 and July 23, 2012 as to Note 22), relating to the consolidated financial statements of Kaiser Aluminum Corporation, and our report dated February 29, 2012 related to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Current Report on Form 8-K dated July 23, 2012 of Kaiser Aluminum Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

July 23, 2012